UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 4, 2010

FORTRESS FINANCIAL GROUP, INC. / WY
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262	2780 So. Jones Blvd. #3532 Las Vegas, Nevada 89146	91-1363905
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(954) 623-7409
 (Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Solicitingmaterial pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

ISSUE OF RESTRICTED SHARES OF COMMON STOCK IN PARTIAL SETTLEMENT OF AN OUTSTANDING LOAN NOTE

On March 4, 2010,  the Company  issued an amount of 4,000,000,000 (Four billion)  shares of its Common Stock to Abaxis, Inc. in a partial settlement of a Loan Note issued on October 1, 2008. These shares of Common Stock were issued at a price of US$0.0001 per share of Common Stock, equating to an amount of US$400,000.00 (Four hundred thousand dollars).

On January 27, 2010,  the Company  issued an amount of 2,500,000,000 (Two billion five hundred million) shares of its Common Stock to Abaxis, Inc. in a partial settlement of a Loan Note issued on October 1, 2008. These shares of Common Stock were issued at a price of US$0.0001 per share of Common Stock, equating to an amount of US$250,000.00 (Two hundred and fifty thousand dollars).

On October 1, 2008, the Company was indebted to Abaxis, Inc. in the amount of US$1,424,000.00 (One million four hundred and twenty four thousand Dollars). This Loan Note bears interest at the rate of 10% (Ten percent) per annum.

As at March 4, 2010, the Company is indebted to Abaxis, Inc. in the amount of US$774,000.00 (Seven hundred and seventy four thousand Dollars) plus accrued interest.

These shares of the Company’s Common Stock issued to Abaxis, Inc. were issued in reliance on the exemption from registration under Rule 506 of Regulation D.

The Company has now reduced its outstanding debt by an amount of US$900,000 in and during 2010.
AMOUNT OF THE COMPANY’S SHARES OF COMMON STOCK ISSUED AND OUTSTANDING

As at March 4, 2010; the Company has an amount of 40,562,377,817 (Forty billion five hundred and sixty two million three hundred and seventy seven thousand eight hundred and seventeen) shares of Common Stock issued and outstanding.

The Company is at this time still seeking to cancel an additional amount of 3,000,000,000 (Three Billion) shares of its restricted Common Stock that were issued to two former Consultants to the Company. To this end, the Company has placed an “Administrative Freeze” on these restricted shares of Common Stock registered to the two Former Consultants and will be seeking an order of Court for the cancellation of these shares of Common Stock.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: March 4, 2010	By:	/s/ Peter James Bezzano
Peter James Bezzano
President

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